Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
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PHILIP MORRIS INTERNATIONAL INC. PRESENTS AT THE
MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE

NEW YORK, November 18, 2015 – Philip Morris International Inc.’s (“PMI”) (NYSE/Euronext Paris: PM) Chief Financial Officer, Jacek Olczak, addresses investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.
The presentation and Q&A session are being webcast live at www.pmi.com/webcasts in a listen-only mode, beginning at approximately 10:40 a.m. Eastern Time. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp. An archived copy of the webcast, together with slides, will be available on the same site. Highlights of the presentation include:

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PMI reaffirms its 2015 full-year reported diluted EPS forecast to be in a range of $4.35 to $4.40, at prevailing exchange rates, versus $4.76 in 2014. Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $1.22 per share for the full-year 2015, and the impact of the 2015 tax items of $0.01 per share recorded in the third quarter, PMI anticipates that its diluted EPS growth rate will be toward the upper end of its projected range of 11% to 12% versus adjusted diluted earnings per share of $5.02 in 2014.

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As previously communicated, this forecast includes incremental spending in 2015 versus 2014 in support of PMI’s Reduced-Risk Product, iQOS, including accelerated spending behind planned national expansions and city launches in 2015 and 2016, and to further reinforce the favorable momentum of its cigarette brand portfolio. This forecast does not include any share repurchases in 2015;

•	PMI announces additional city launches in 2015 of its Reduced-Risk Product, iQOS, in Lisbon, Portugal, Bucharest, Romania and Moscow, Russia;

•	PMI anticipates that, for the full year 2015, total international industry cigarette volume, excluding China and the U.S., will decline by approximately 2.5%;

•	PMI expects to generate a free cash flow in 2015 broadly in line with 2014;

•	At prevailing exchange rates applied to PMI’s anticipated full-year 2015 financial results, PMI estimates a full-year unfavorable currency impact in 2016 of approximately $0.27 per share; and

•	PMI will provide its 2016 full-year reported diluted EPS forecast in February 2016.

The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute "forward-looking statements" within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.
Adjusted diluted earnings per share of $5.02 in 2014 is calculated as reported diluted earnings per share of $4.76, plus a $0.26 per share charge related to asset impairment and exit costs.
The guidance excludes the impact of future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events.
A glossary of terms and reconciliations of non-GAAP measures to the most comparable GAAP measures included in the presentation are provided at the end of the presentation.

Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.3% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.

Reduced-Risk Products (“RRPs”) is the term the company uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes. PMI’s RRPs are in various stages of development, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking combustible cigarettes. Before making any such claims, we will need to rigorously evaluate the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and approval, as is the case in the United States today.